                                                                                             EXHIBIT 5.1

[LETTERHEAD OF HELMS MULLISS & WICKER, PLLC]

February 24, 2006

First Charter Corporation
10200 David Taylor Drive

Charlotte, North Carolina  28262-2373

Re:   Form S-8 Registration Statement
        1,500,000 Additional Shares of Common Stock of First Charter Corporation
        First Charter Corporation 2000 Omnibus Stock Option and Award Plan

Ladies and Gentlemen:

        In connection with the possible offering and sale from time to time of up to an additional 1,500,000 shares of the common stock (the "Shares") of First Charter corporation, a North Carolina corporation (the "Corporation"), upon the terms and conditions set forth in the registration statement on Form S-8 (the "Registration Statement"), filed on February 24, 2006, by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective, and (b) the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

      We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares, and (2) to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

                                                                       Very truly yours,

                                                                       /s/ HELMS MULLISS & WICKER, PLLC